Filed Pursuant to Rule 424(b)(2)

Registration No. 333-119615

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 4, 2005

Prospectus Supplement

(To Prospectus Dated November 1, 2004)

SEQUINSsm

SELECT EQUITY INDEXED NOTES

Citigroup Global Markets Holdings Inc.

% SEQUINS

Based Upon the Common Stock of IAC/InterActiveCorp

Due             , 2006

$10.00 per SEQUINS

•	The SEQUINS bear interest at the rate of % per annum. We will pay interest in cash quarterly on the day of June, September, December and March, commencing on June , 2005.

•	Beginning , 2005, we may call the SEQUINS in whole, and not in part, for cash in an amount that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of % per annum (compounded annually).

•	If we do not call the SEQUINS, you will receive at maturity for each SEQUINS shares of IAC/InterActiveCorp common stock.

•	We will apply to list the SEQUINS on the American Stock Exchange under the symbol “QIA.”

•	The SEQUINS are not principal-protected. If not called, at maturity you will receive shares of IAC/InterActiveCorp common stock with a value that could be less than your initial investment in the SEQUINS.

Investing in the SEQUINS involves a number of risks. See “ Risk Factors Relating to the SEQUINS” beginning on page S-8.

The SEQUINS represent obligations of Citigroup Global Markets Holdings Inc. only. IAC/InterActiveCorp is not involved in any way in this offering and has no obligations relating to the SEQUINS or to holders of the SEQUINS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the SEQUINS or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per SEQUINS	Total
Public Offering Price	$10.00	$
Underwriting Discount	$	$
Proceeds to Citigroup Global Markets Holdings Inc.	$	$

The underwriter expects to deliver the SEQUINS to purchasers on or about             , 2005.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

                    , 2005

SEQUINSSM (SELECT EQUITY INDEXED NOTES)

SUMMARY

This summary includes questions and answers that highlight selected information from the accompanying prospectus and this prospectus supplement to help you understand the SEQUINS based upon the common stock of IAC/InterActiveCorp. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the SEQUINS, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the SEQUINS. You should, in particular, carefully review the section entitled “Risk Factors Relating to the SEQUINS,” which highlights a number of risks, to determine whether an investment in the SEQUINS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

General

The SEQUINS are equity-linked senior unsecured debt securities issued by Citigroup Global Markets Holdings Inc. that offer a current income and a limited appreciation investment opportunity. The SEQUINS pay a fixed interest payment with a yield greater than the underlying stock’s current dividend yield and the yield that would be payable on a conventional debt security with the same maturity issued by Citigroup Global Markets Holdings. If not called by us, at maturity the SEQUINS return a fixed number of shares of the underlying stock on which they are based. The SEQUINS have a term to maturity of approximately one year but may be called by us after approximately six months.

Selected Purchase Considerations

•	Current Income – The SEQUINS offer current income in the form of interest paid quarterly.

•	Appreciation Up to Call Price – If we do not call the SEQUINS and the trading price of the underlying stock at maturity is greater than its price at the market close on the date SEQUINS are priced for initial sale to the public, the value of the the underlying stock you receive at maturity will be greater than your initial investment (although you should not expect to obtain a total yield to call of more than % per annum (compounded annually) due to our right to call the SEQUINS).

•	Exchange Listing – Although the SEQUINS are expected to be “buy and hold” investments, they are expected to be listed on a major exchange.

Selected Risk Considerations

•	Your Investment in the SEQUINS May Result in a Loss if the Trading Price of the Underlying Stock Declines – If the trading price of the underlying stock at maturity is less than its price at the market close on the date the SEQUINS are priced for initial sale to the public, the value of the underlying stock you receive at maturity will be less than your initial investment, even if the trading price of the underlying stock exceeded its price at the market close on the date the SEQUINS are priced for initial sale to the public one or more times during the term of the SEQUINS. This will result in a loss to you except to the extent of interest payable on the SEQUINS.

•	Our Ability to Call the SEQUINS May Limit the Appreciation of Your Investment in the SEQUINS – If we exercise our call option, you will receive a call price in cash in an amount that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of % per annum (compounded annually). The opportunity to participate in the possible increases in the price of the underlying stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a total yield to call of more than % per annum (compounded annually), even though you will be subject to the full risk of a decline in the price of the underlying stock.

•	You May Not Be Able to Sell Your SEQUINS if an Active Trading Market for the SEQUINS Does Not Develop – We expect the SEQUINS will be listed on a major exchange, but the secondary market may not be liquid and may not continue for the term of the SEQUINS. Although Citigroup Global Markets Inc. intends to make a market in the SEQUINS, it is not obligated to do so.

•	If We Do Not Call the SEQUINS, You Will Have No Rights Against the Issuer of the Underlying Stock Prior to Receiving Any Shares of the Underlying Stock at Maturity – You will have no rights against the issuer of the underlying stock even though the market value of the SEQUINS and the maturity payment if we do not call the SEQUINS depend on the price of the underlying stock. The issuer of the underlying stock is not involved in this offering and has no obligations relating to the SEQUINS. In addition, you will have no voting rights and will receive no dividends with respect to the underlying stock unless and until you receive shares of common stock at maturity, if applicable.

•	The Price at Which You Will Be Able to Sell Your SEQUINS Prior to Maturity May Be Substantially Less than the Amount You Originally Invest – Due to changes in the price of and the dividend yield on the underlying stock, interest rates, the earnings performance of the issuer of the underlying stock, other economic conditions and Citigroup Global Markets Holdings’ perceived creditworthiness, the SEQUINS may trade at prices below their initial price and you could receive substantially less than the amount of your original investment if you sell your SEQUINS prior to maturity.

SUMMARY INFORMATION — Q&A

What Are the SEQUINS?

The SEQUINS are a series of unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. The SEQUINS will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The SEQUINS mature on             , 2006, are callable by us beginning             , 2005 and do not provide for early redemption by you.

Each SEQUINS represents a principal amount of $10. You may transfer the SEQUINS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the SEQUINS in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the SEQUINS by individual investors. Accountholders in Euroclear or Clearstream, Luxembourg clearance systems may hold beneficial interests in the SEQUINS through the accounts those systems maintain with DTC. You should refer to the section “Description of the SEQUINS — Book-Entry System” in this prospectus supplement and the section “Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the SEQUINS?

The SEQUINS bear interest at the rate of         % per annum. We will pay interest in cash quarterly on each      day of each June, September, December and March, or the immediately next business day, commencing on June   , 2005.

What Will I Receive at Maturity of the SEQUINS?

If we do not call the SEQUINS, at maturity you will receive for each SEQUINS the final quarterly interest payment and a number of shares of IAC common stock equal to the exchange ratio.

As a result, if the trading price of IAC common stock at maturity is less than the price per share of IAC common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of IAC common stock you receive at maturity for each SEQUINS will be less than $10, and could be zero. You will not in any case receive at maturity a number of shares of IAC common stock with a value of more than $10 unless at maturity the trading price of IAC common stock is greater than the price per share of IAC common stock at the market close on the date the SEQUINS are priced for initial sale to the public.

On December 21, 2004, IAC/InterActiveCorp announced that its Board of Directors has approved a plan to separate IAC into two publicly traded companies: Expedia, which will include its travel-related businesses, and IAC, which will include its ticketing and retailing businesses, financial services and real estate, local and media services, personals and teleservices. Please refer to the section “Description of the SEQUINS — Dilution Adjustments” on how the proposed plan will affect the maturity payment of the SEQUINS.

In lieu of any fractional share of IAC common stock otherwise payable in respect of any SEQUINS, at maturity you will receive an amount in cash equal to the value of such fractional share.

The exchange ratio will equal $10 divided by the price per share of IAC common stock at the market close on the date the SEQUINS are priced for initial sale to the public. We will disclose the exchange ratio to you in the final prospectus supplement.

Is There a Possibility of a Loss of Capital?

If the trading price of IAC common stock at maturity is less than the price per share of IAC common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of IAC common stock you receive at maturity for each SEQUINS will be less than the initial price of the SEQUINS, even if the price per share of IAC common stock exceeds the price per share of IAC common stock at the market close on the date the SEQUINS are priced for initial sale to the public at one or more times during the term of the SEQUINS. The total yield on the SEQUINS to you may be less than that on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity. You should refer to “Risk Factors — The Yield on the SEQUINS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity” in this prospectus supplement.

What Will I Receive if Citigroup Global Markets Holdings Calls the SEQUINS?

We may call the SEQUINS, in whole, but not in part, on any business day beginning on             , 2005 through and including the maturity date. We will provide at least ten business days’ notice before the date we will call the SEQUINS (which we refer to as the call date).

If we exercise our call option, you will receive for each SEQUINS a call price in cash that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of     % per annum (compounded annually). The call price will be calculated by determining the amount that, when discounted from the call date to the date of issuance of the SEQUINS by a discount factor based on yield to call of     % (calculated on the basis of a 360-day year of twelve 30-day months, compounded annually) and added to the present value of all interest payments made through and including the applicable call date discounted to the date of issuance of the SEQUINS by that same discount factor, will equal $10, the principal amount of each SEQUINS. The present values of the interest payments made on the SEQUINS will be calculated assuming each payment is made on the calendar day scheduled for that payment, without regard to whether that day is a business day.

The opportunity to participate in the possible increases in the price of IAC common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a total yield to call of more than     % per annum (compounded annually), even though you will be subject to the full risk of a decline in the price of IAC common stock.

We have provided a table showing the month-end, mid-month, first and last hypothetical call prices from September 26, 2005 through March 24, 2006 under the heading “Description of the SEQUINS — Hypothetical Call Prices” in this prospectus supplement. The actual first and last call prices will be determined on the date the SEQUINS are priced for initial sale to the public and will be disclosed in the final prospectus supplement delivered to you in connection with the sale of the SEQUINS.

What Hypothetical Returns Could I Receive at Maturity?

The table on the following page illustrates, for a range of hypothetical trading prices of IAC common stock at maturity:

•	the percentage change from a hypothetical initial price of $23.00 to the relevant hypothetical trading price at maturity,

•	the final amount payable on the SEQUINS, including the payment of accrued and unpaid interest on the maturity date,

•	the total annualized yield on the SEQUINS at maturity, and

•	the total annualized yield from direct ownership of IAC common stock.

This table assumes that the SEQUINS pay quarterly interest payments of 7% per annum, and have not been called prior to the maturity date and will be called by us on the maturity date if the total annualized yield on the SEQUINS would otherwise be greater than or equal to 12% at maturity. Terms used for the purpose of illustration are hypothetical only. Actual terms will be set on the date the SEQUINS are priced for initial sale to the public and may vary from the examples provided.

Hypothetical trading price at maturity	Percentage change from the hypothetical initial price to the hypothetical trading price at maturity	Final amount payable on the SEQUINS(1)	Total annualized yield on the SEQUINS at maturity(2)	Total annualized yield from direct ownership of IAC common stock (3) (4)
$ 0.00	–100%	$ 0.1750	–97.11%	–100.00%
$ 2.30	–90%	$ 1.1750	–86.13%	–90.00%
$ 4.60	–80%	$ 2.1750	–75.55%	–80.00%
$ 6.90	–70%	$ 3.1750	–65.07%	–70.00%
$ 9.20	–60%	$ 4.1750	–54.67%	–60.00%
$11.50	–50%	$ 5.1750	–44.30%	–50.00%
$13.80	–40%	$ 6.1750	–33.97%	–40.00%
$16.10	–30%	$ 7.1750	–23.65%	–30.00%
$18.40	–20%	$ 8.1750	–13.66%	–20.00%
$20.70	–10%	$ 9.1750	–3.08%	–10.00%
$23.00(5)	0%	$10.1750	7.19%	0.00%
$25.30	10%	$10.6442	12.00%	10.00%
$27.60	20%	$10.6442	12.00%	20.00%
$29.90	30%	$10.6442	12.00%	30.00%
$32.20	40%	$10.6442	12.00%	40.00%
$34.50	50%	$10.6442	12.00%	50.00%
$36.80	60%	$10.6442	12.00%	60.00%
$39.10	70%	$10.6442	12.00%	70.00%
$41.40	80%	$10.6442	12.00%	80.00%
$43.70	90%	$10.6442	12.00%	90.00%
$46.00	100%	$10.6442	12.00%	100.00%

(1)	The final amounts specified in this column include payment of accrued and unpaid interest payable on the maturity date.
(2)	The total annualized yield at maturity represents the interest rate per year used in determining the present values, discounted to the date of issuance (computed on the basis of a 360-day year of twelve 30-day months), of all payments made or to be made on the SEQUINS, including the call price and all interest payments made through and including the applicable call date, the sum of these present values being equal to $10, the principal amount of each SEQUINS. This annualized yield assumes:
(a)	interest payments of 7% per annum are (i) made quarterly on the 24th day of each June, September, December and March of each year, commencing on June 24, 2005, and (ii) reinvested for the remainder of the term of the SEQUINS at the applicable yield listed in this column,
(b)	an investment term from March 24, 2005 to March 24, 2006, and
(c)	computation on the basis of a 360-day year of twelve 30-day months, compounded annually.
(3)	This annualized yield assumes:
(a)	an investment in IAC common stock at the hypothetical initial price and a sale of such common stock at the hypothetical trading price at maturity,
(b)	a dividend payment of $0.00 per quarter per share,
(c)	no transaction fees or expenses, and
(d)	an investment term from March 24, 2005 to March 24, 2006.
(4)	The total annualized yields are calculated based on hypothetical trading prices at maturity rounded to the nearest 1/10,000th of one dollar.
(5)	This is the hypothetical initial price.

How Has IAC Common Stock Performed Historically?

We have provided a table showing the high and low sale prices for IAC common stock for each quarter since the first quarter of 2000. You can find this table in the section “Historical Data on the Common Stock of IAC/InterActiveCorp” in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of IAC common stock in recent years. However, past performance is not necessarily indicative of how IAC common stock will perform in the future. You should also refer to the section “Risk Factors Relating to the SEQUINS — You Will Have No Rights Against IAC Prior to Receiving Any Shares of IAC common stock at Maturity if We Do Not Call the SEQUINS” in this prospectus supplement.

What Are the U.S. Federal Income Tax Consequences of Investing in the SEQUINS?

In purchasing a SEQUINS, each holder agrees with Citigroup Global Markets Holdings that Citigroup Global Markets Holdings and such holder intend to treat a SEQUINS for U.S. federal income tax purposes as a forward purchase contract to purchase IAC common stock at maturity. In addition, you and Citigroup Global Markets Holdings agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the SEQUINS. Under this treatment, you generally will be required to include the interest payments as interest income at the time such interest is accrued or received in accordance with your method of accounting. If Citigroup Global Markets Holdings delivers IAC common stock at maturity, a U.S. Holder generally will recognize no gain or loss on the purchase of IAC common stock by application of the monies received by Citigroup Global Markets Holdings in respect of the SEQUINS. Upon the exercise by Citigroup Global Markets Holdings of its right to call the SEQUINS prior to maturity, or the sale or other taxable disposition of a SEQUINS by a U.S. Holder, the U.S. Holder generally will recognize short-term capital gain or loss equal to the difference between the amount realized as a result of the call, sale or other taxable disposition (less any accrued but unpaid interest, which will be taxable as such) and the U.S. Holder’s tax basis in the SEQUINS. Such gain or loss will be long-term capital gain or loss, however, if the U.S. Holder has held the SEQUINS for more than one year at the time of disposition. Due to the absence of authority as to the proper characterization of the SEQUINS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above. You should refer to the section “Certain United States Federal Income Tax Considerations” in this prospectus supplement for more information.

Will the SEQUINS Be Listed on a Stock Exchange?

We will apply to list the SEQUINS on the American Stock Exchange under the symbol “QIA.” You should be aware that the listing of the SEQUINS on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the SEQUINS.

What Is the Role of Citigroup Global Markets Holdings’ Subsidiary, Citigroup Global Markets Inc.?

Our subsidiary, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the SEQUINS. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell SEQUINS to create a secondary market for holders of the SEQUINS, and may engage in other activities described in the section “Underwriting” in this prospectus supplement. Citigroup Global Markets Inc. will also act as calculation agent for the SEQUINS.

Can You Tell Me More about Citigroup Global Markets Holdings?

Citigroup Global Markets Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries.

Citigroup Global Markets Holdings’ ratios of earnings to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1999 are as follows:

	Nine Months Ended		Year Ended December 31,
	September 30, 2004		2003		2002		2001		2000		1999
Ratio of earnings to fixed charges	0.27	x	1.90	x	1.44	x	1.34	x	1.32	x	1.46	x

Can You Tell Me More About the Effect of Citigroup Global Markets Holdings’ Hedging Activity?

We expect to hedge our obligations under the SEQUINS through one or more of our affiliates. This hedging activity will likely involve trading in IAC common stock or in other instruments, such as options or swaps, based upon IAC common stock. This hedging activity could affect the market price of IAC common stock and therefore the market value of the SEQUINS. The costs of maintaining or adjusting this hedging activity could also affect the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your SEQUINS in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the SEQUINS declines. You should refer to “Risk Factors Relating to the SEQUINS — Citigroup Global Markets Holdings’ Hedging Activity Could Result in a Conflict of Interest” and “ — The Price at Which You Will Be Able to Sell Your SEQUINS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the SEQUINS?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws (“ERISA-Type Plans”) will not be permitted to purchase or hold the SEQUINS. Plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the SEQUINS, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan’s decision to purchase, hold or dispose of the SEQUINS.

Are There Any Risks Associated with My Investment in the SEQUINS?

Yes, the SEQUINS are subject to a number of risks. Please refer to the section “Risk Factors Relating to the SEQUINS” in this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed by us with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-15286), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2003, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and (iii) Current Reports on Form 8-K filed on January 20, 2004, January 29, 2004, January 30, 2004, March 1, 2004, March 29, 2004, April 1, 2004, April 15, 2004, April 30, 2004, June 3, 2004, June 22, 2004, June 29, 2004, June 30, 2004, July 15, 2004, July 21, 2004, July 29, 2004, August 26, 2004, August 27, 2004, August 31, 2004, October 5, 2004, October 14, 2004, October 20, 2004, October 22, 2004, October 28, 2004, October 29, 2004, November 2, 2004, November 29, 2004, January 20, 2005, February 3, 2005, February 4, 2005, February 11, 2005, February 28, 2005 and March 4, 2005.

You should refer to “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC’s home page on the worldwide web on the internet at http://www.sec.gov.

RISK FACTORS RELATING TO THE SEQUINS

Because the terms of the SEQUINS differ from those of conventional debt securities in that the maturity payment will be made in shares of IAC common stock, unless the SEQUINS are called by us, an investment in the SEQUINS entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of IAC common stock, and other events that are difficult to predict and beyond our control.

Your Investment in the SEQUINS May Result in a Loss if the Trading Price of IAC Common Stock Declines

The maturity payment will be made in IAC common stock, unless the SEQUINS are called by us. As a result, the value of the shares of IAC common stock you receive at maturity may be less than the amount you paid for your SEQUINS, except to the extent of the interest payable on the SEQUINS. If at maturity the trading price of IAC common stock is less than the price per share of IAC common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of IAC common stock you receive at maturity for each SEQUINS will be less than the $10 you pay for each SEQUINS, and could be zero, in which case your investment in the SEQUINS will result in a loss, again except to the extent of the interest payable on the SEQUINS. This will be true even if the trading price of IAC common stock exceeds the price per share of IAC common stock at the market close on the date the SEQUINS are priced for initial sale to the public at one or more times during the life of the SEQUINS but the trading price of IAC common stock at maturity is less than the price per share of IAC common stock at the market close on the date the SEQUINS are priced for initial sale to the public.

The SEQUINS Are Subject to Being Called at Our Option, Which Limits Your Participation in Any Appreciation in the Price of IAC Common Stock

We may call all of the SEQUINS on any business day beginning            , 2005 to and including the maturity date. In the event that we call the SEQUINS, you will receive only the call price and any accrued and unpaid interest to and including the call date, and you will not be entitled to receive shares of IAC common stock at maturity. The opportunity to participate in the possible increases in the price of IAC common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a total yield to call of more than         % per annum (compounded annually), even though you will be subject to the full risk of a decline in the price of IAC common stock.

Your Return May Be Limited and Will Not Be Identical to the Return of Owning IAC Common Stock

As a result of our right to call the SEQUINS, your return on the SEQUINS may be less than your return on a direct investment in IAC common stock or on a similar security that was directly linked to IAC common stock and allowed you to participate more fully in the appreciation of the price of IAC common stock. In addition, your return on the SEQUINS will not reflect the return you would realize if you actually owned IAC common stock and received the dividends, if any, paid on IAC common stock. You will not be entitled to receive dividends, if any, paid on IAC common stock unless and until you actually hold IAC common stock on the applicable record date for the payment of a dividend.

The Yield on the SEQUINS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The SEQUINS bear interest at the rate of         % per annum. As a result, if the trading price of IAC common stock at maturity is less than approximately $         (resulting in you receiving stock with a value at

maturity that is less than the principal amount of your SEQUINS), the effective yield on the SEQUINS may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity.

The Price at Which You Will Be Able to Sell Your SEQUINS Prior to Maturity Will Depend on a Number of Factors and May be Substantially Less Than the Amount You Originally Invest

We believe that the value of the SEQUINS in the secondary market will be affected by the supply of and demand for the SEQUINS, the value of IAC common stock and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the SEQUINS of a change in a specific factor, assuming all other conditions remain constant.

IAC Common Stock Price.    We expect that the market value of the SEQUINS will depend substantially on the amount, if any, by which the price of IAC common stock changes from the initial share price of $            . However, changes in the price of IAC common stock may not always be reflected, in full or in part, in the market value of the SEQUINS. If you choose to sell your SEQUINS when the price of IAC common stock exceeds the initial share price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of IAC common stock will continue to fluctuate from that time until we exercise our call option or until the maturity date. In addition, significant increases in the value of IAC common stock are not likely to be reflected in the trading price of the SEQUINS because the amount payable at maturity on each SEQUINS is generally limited by our ability to call the SEQUINS at any time beginning on             , 2005, for a call price that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of         % per annum (compounded annually). If you choose to sell your SEQUINS when the price of IAC common stock is below the initial share price, you may receive less than the amount you originally invested.

The value of IAC common stock will be influenced by IAC’s results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which IAC is a part. Citigroup Global Markets Holdings’ hedging activities in IAC common stock, the issuance of securities similar to the SEQUINS and other trading activities by Citigroup Global Markets Holdings, its affiliates and other market participants can also affect the price of IAC common stock.

Volatility of IAC Common Stock.    Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of IAC common stock changes during the term of the SEQUINS, the market value of the SEQUINS may decrease. The volatility of IAC common stock may change as a result of the proposed plan to separate IAC into two publicly traded companies. You should refer to the section “IAC/InterActiveCorp” in this prospectus supplement for more information.

Call Feature.    Our ability to call the SEQUINS on any business day beginning on             , 2005 through and including the maturity date is likely to limit their value. We believe that if we did not have the right to call the SEQUINS, their value could be significantly different.

Events Involving IAC.    General economic conditions and earnings results of IAC and real or anticipated changes in those conditions or results may affect the market value of the SEQUINS. In addition, if the dividend yield on IAC common stock increases, we expect that the value of the SEQUINS may decrease because the value of any shares you will receive at maturity if we do not call the SEQUINS will not reflect the value of such dividend payments. Conversely, if the dividend yield on IAC common stock decreases, we expect that the value of the SEQUINS may increase.

Interest Rates.    We expect that the market value of the SEQUINS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the SEQUINS may decrease, and if U.S. interest rates decrease, the market value of the SEQUINS may increase.

Time Premium or Discount.    As a result of a “time premium or discount,” the SEQUINS may trade at a value above or below that which would be expected based on the level of interest rates and the value of IAC common stock the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the value of IAC common stock during the period prior to the maturity of the SEQUINS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the SEQUINS.

Citigroup Global Markets Holdings’ Hedging Activities. Hedging activities in IAC common stock by one or more of our affiliates will likely involve trading in IAC common stock or in other instruments, such as options or swaps, based upon IAC common stock. This hedging activity could affect the market price of IAC common stock and therefore the market value of the SEQUINS.

Citigroup Global Markets Holdings’ Credit Ratings, Financial Condition and Results.    Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the SEQUINS.

We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the SEQUINS attributable to another factor, such as an increase in the value of IAC common stock.

In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the SEQUINS of a given change in most factors listed above will be less if it occurs later in the term of the SEQUINS than if it occurs earlier in the term of the SEQUINS.

The Historical Performance of IAC Common Stock is Not an Indication of the Future Performance of IAC Common Stock

The historical price of IAC common stock, which is included in this prospectus supplement, should not be taken as an indication of the future performance of IAC common stock during the term of the SEQUINS. Changes in the price of IAC common stock will affect the trading price of the SEQUINS, but it is impossible to predict whether the price of IAC common stock will rise or fall.

You Will Have No Rights Against IAC Prior to Receiving Any Shares of IAC Common Stock at Maturity if We Do Not Call the SEQUINS

If we do not call the SEQUINS, you will have no rights against IAC prior to receiving shares of IAC common stock at maturity, even though

•	you will receive IAC common stock at maturity; and

•	the market value of the SEQUINS is expected to depend primarily on the price of IAC common stock.

IAC is not in any way involved in this offering and has no obligations relating to the SEQUINS or to holders of the SEQUINS. In addition, you will have no voting rights and will receive no dividends with respect to IAC common stock unless and until you receive shares of IAC common stock at maturity.

The Value of Any Shares of IAC Common Stock Received at Maturity May Be Reduced Under Some Circumstances if IAC Common Stock is Diluted Because the Exchange Ratio Will Not Be Adjusted for All Events That Dilute IAC Common Stock

The exchange ratio is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of IAC that modify its capital structure and a number of other transactions involving IAC, as well as for the liquidation, dissolution or winding up of IAC. You should refer to the section “Description of the SEQUINS — Dilution Adjustments” in this prospectus supplement. The exchange ratio will not be adjusted for other events that may adversely affect the price of IAC common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the exchange ratio to the price of IAC common stock, these other events may reduce the value of the shares of IAC common stock received at maturity for each SEQUINS.

You May Not Be Able to Sell Your SEQUINS if an Active Trading Market for the SEQUINS Does Not Develop

There is currently no secondary market for the SEQUINS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the SEQUINS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the SEQUINS. If the secondary market for the SEQUINS is limited, there may be few buyers should you choose to sell your SEQUINS prior to maturity and this may reduce the price you receive.

The Market Value of the SEQUINS May Be Affected by Purchases and Sales of IAC Common Stock or Derivative Instruments Related to IAC Common Stock by Affiliates of Citigroup Global Markets Holdings

Citigroup Global Markets Holdings’ affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell IAC common stock or derivative instruments relating to IAC common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of IAC common stock and therefore the market value of the SEQUINS.

Citigroup Global Markets Inc., an Affiliate of Citigroup Global Markets Holdings, is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets Inc., which is acting as the calculation agent for the SEQUINS, is an affiliate of ours. As a result, Citigroup Global Markets Inc.’s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

Citigroup Global Markets Holdings’ Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the SEQUINS through one or more of our affiliates. This hedging activity will likely involve trading in IAC common stock or in other instruments, such as options or swaps, based upon IAC common stock. This hedging activity may present a conflict between your interest in the SEQUINS and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the market price of IAC common stock and therefore the market value of the SEQUINS. It could also be adverse to your interest if it affects the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your SEQUINS in the secondary market. Since hedging our obligation under the SEQUINS involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the SEQUINS declines.

The U.S. Federal Income Tax Consequences of the SEQUINS Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the SEQUINS or instruments similar to the SEQUINS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SEQUINS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the SEQUINS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this prospectus supplement.

DESCRIPTION OF THE SEQUINS

The description in this prospectus supplement of the particular terms of the     % Select EQUity Indexed NoteS Based Upon the Common Stock of IAC/InterActiveCorp Due             , 2006 supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the registered securities set forth in the accompanying prospectus.

General

The Select EQUity Indexed NoteS (SEQUINSSM) based upon the common stock of IAC/InterActiveCorp (the “SEQUINS”) are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. The aggregate principal amount of SEQUINS issued will be $              (    SEQUINS). The SEQUINS will mature on             , 2006, will constitute part of the senior debt of Citigroup Global Markets Holdings and will rank on an equal basis with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The SEQUINS will be issued only in fully registered form and in denominations of $10 per SEQUINS and integral multiples thereof.

If we do not call the SEQUINS, at maturity you will receive for each SEQUINS the final quarterly interest payment and a number of shares of IAC common stock equal to the exchange ratio described below. The value of the shares of IAC common stock you receive at maturity will depend on the trading price of IAC common stock at the maturity date. The value of the shares of IAC common stock you receive at maturity will be less than your investment in the SEQUINS if the trading price of IAC common stock at maturity is less than the price per share of IAC common stock at the market close on the date the SEQUINS are priced for initial sale to the public. You will not in any case receive the benefit of an increase in the price of IAC common stock or receive a payment at maturity greater than your investment unless we call the SEQUINS as described below or unless at maturity the trading price of IAC common stock is greater than the price per share of IAC common stock at the market close on the date the SEQUINS are priced for initial sale to the public. In addition, the opportunity to participate in the possible increases in the price of IAC common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a total yield to call of more than     % per annum (compounded annually).

Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the SEQUINS and of the senior debt indenture under which the SEQUINS will be issued.

Interest

The SEQUINS bear interest at the rate of     % per annum. We will pay interest in cash quarterly on the      day of each June, September, December and March, or the immediately next business day, commencing on June     , 2005.

Interest will be payable to the persons in whose names the SEQUINS are registered at the close of business on the fifth Business Day preceding each interest payment date. Interest on the SEQUINS will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Payment at Maturity

If we do not call the SEQUINS, at maturity you will receive for each SEQUINS the final quarterly interest payment and a number of shares of IAC common stock equal to the exchange ratio.

As a result, if the trading price of IAC common stock at maturity is less than the price per share of IAC common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of IAC common stock you receive at maturity for each SEQUINS will be less than $10 and could be zero. You will not in any case receive at maturity a number of shares of IAC common stock with a value of more than $10 unless at maturity the trading price of IAC common stock is greater than the price per share of IAC common stock at the market close on the date the SEQUINS are priced for initial sale to the public.

In lieu of any fractional share of IAC common stock otherwise payable in respect of any SEQUINS, at maturity you will receive an amount in cash equal to the value of such fractional share. The number of full shares of IAC common stock, and any cash in lieu of a fractional share, to be delivered at maturity to each holder will be calculated based on the aggregate number of SEQUINS held by each holder.

The exchange ratio will equal $10 divided by the price per share of IAC common stock at the market close on the date the SEQUINS are priced for initial sale to the public. We will disclose the exchange ratio to you in the final prospectus supplement delivered to you in connection with the sale of the SEQUINS.

Call Option

We may call the SEQUINS in whole, but not in part, on any business day beginning on             , 2005 through and including the maturity date. We will provide at least ten business days’ notice (as described below) before the date we call the SEQUINS (which we refer to as the call date).

If we exercise our call option, you will receive for each SEQUINS a call price in cash that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of         % per annum (compounded annually). The call price will be calculated by determining the amount that, when discounted from the call date to the date of issuance of the SEQUINS by a discount factor based on an annual yield to call of     % (calculated on the basis of a 360-day year of twelve 30-day months, compounded annually) and added to the present value of all interest payments made to and including the call date discounted to the date of issuance of the SEQUINS by that same discount factor, will equal $10, the principal amount of each SEQUINS. The actual yield to call will be determined on the date the SEQUINS are priced for initial sale to the public and will be disclosed in the final prospectus supplement delivered to you in connection with the sale of the SEQUINS. The present value of each interest payment on the SEQUINS used to determine the call price will be calculated assuming each payment is made on the calendar day scheduled for that payment. A delay in payment may arise for reasons such as a scheduled interest payment date falling on a day that is not a business day and, as a result, the payment being delayed until the next succeeding business day. Any delay will not be taken into account when calculating the call price. The call price will be rounded to the fourth decimal place and will not include the amount of unpaid interest accrued to and including the call date; however, on the call date you will receive the call price plus an amount equal to the accrued and unpaid interest.

The opportunity to participate in the possible increases in the price of IAC common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a total yield to call of more than     % per annum (compounded annually), even though you will be subject to the full risk of a decline in the price of IAC common stock.

So long as the SEQUINS are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the SEQUINS are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Hypothetical Call Prices

The following table sets forth the month-end, mid-month, first and last hypothetical call prices from September 26, 2005 through March 24, 2006, based on the assumptions specified below. The actual first and last call prices will be determined on the date the SEQUINS are priced for initial sale to the public and will be disclosed in the final prospectus supplement delivered to you in connection with the sale of the SEQUINS. If we elect to exercise our call option, the call price will be disclosed in the notice we deliver to DTC in connection with our call of the SEQUINS. Terms used for the purpose of illustration are hypothetical only. Actual terms will be set on the date the SEQUINS are priced for initial sale to the public and may vary from the examples provided.

This table assumes the following hypothetical information:

• date of issuance:	March 24, 2005
• principal amount:	$10 per SEQUINS
• interest rate:	7% per year
• interest payment date:	On the 24th day of each June, September, December and March, commencing on June 24, 2005
• yield to call:	12% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)
• maturity date:	March 24, 2006

Hypothetical Call Date	Hypothetical Call Price per SEQUINS	Hypothetical Interest Payable on Call Date per SEQUINS	Hypothetical Final Amount Payable per SEQUINS
September 26, 2005 (hypothetical first call date)	10.2305	0.0039	10.2344
September 30, 2005	10.2356	0.0117	10.2473
October 17, 2005	10.2576	0.0447	10.3023
October 31, 2005	10.2759	0.0719	10.3478
November 15, 2005	10.2943	0.0992	10.3935
November 30, 2005	10.3144	0.1283	10.4427
December 15, 2005	10.3346	0.1575	10.4921
December 30, 2005	10.3548	0.0117	10.3665
January 17, 2006	10.3774	0.0447	10.4221
January 31, 2006	10.3962	0.0719	10.4681
February 15, 2006	10.4152	0.0992	10.5144
February 28, 2006	10.4330	0.1244	10.5575
March 15, 2006	10.4566	0.1575	10.6141
March 24, 2006 (hypothetical stated maturity date)	10.4692	0.1750	10.6442

Redemption at the Option of the Holder; Defeasance

The SEQUINS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Dilution Adjustments

The exchange ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the number and value of shares of IAC common stock you may receive at maturity. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If IAC, after the closing date of the offering of the SEQUINS,

(1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock,

(2) subdivides or splits the outstanding shares of its common stock into a greater number of shares,

(3) combines the outstanding shares of the common stock into a smaller number of shares, or

(4) issues by reclassification of shares of its common stock any shares of other common stock of IAC,

then, in each of these cases, the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of such other common stock of IAC, and the denominator of which will be the number of shares of common stock outstanding immediately before the event.

If IAC, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the exchange ratio will be further adjusted to equal the exchange ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered.

If IAC, after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of common stock. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of IAC common stock consists, in whole or in part, of marketable securities, then the fair market value of such marketable securities will be determined by the calculation agent by reference to the price per share of such capital stock on the principal market on which it is traded as of the time the adjustment is effected. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the maturity payment will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date the dilution adjustment would otherwise be effected as described below, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or issued applicable to one share of common stock and each holder of the SEQUINS will have the right to receive at maturity cash in an amount per SEQUINS equal to the exchange ratio multiplied by such fair market value.

If IAC, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date.

For purposes of these adjustments:

A “Permitted Dividend” is any cash dividend in respect of IAC common stock, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) of all other consideration paid by IAC with respect to one share of common stock acquired in a tender offer or exchange offer by IAC, over (y) the Then-Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the maturity payment will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date the dilution adjustment would otherwise be effected as described below, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of IAC common stock and each holder of the SEQUINS will have the right to receive at maturity cash in an amount per SEQUINS equal to the exchange ratio multiplied by such sum.

If IAC, after the closing date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, then, in each of these cases, each holder of the SEQUINS will receive at maturity for each SEQUINS a combination of shares of IAC common stock equal to the exchange ratio and a number of shares of such IAC subsidiaries’ capital stock equal to the exchange ratio times the number of shares of such subsidiaries’ capital stock distributed per share of IAC common stock. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “—Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “—Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•	in the case of any dividend, distribution or issuance, at the opening of business on the business day next following the record date for determination of holders of IAC common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by IAC;

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction;

•	in the case of any Excess Purchase Payment for which IAC announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement; and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the exchange ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by IAC, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the exchange ratio will be further adjusted to the exchange ratio which would then have been in effect had adjustment for the event not been made. If any Reorganization Event, as described below, occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the exchange ratio will not be rescinded but will be applied to the new exchange ratio provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the business day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring.

The “Closing Price” of IAC common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the common stock is quoted on the Nasdaq), the last quoted bid price for the common stock in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) of the preceding sentence or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding paragraph, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

The “Ex-Date” with respect to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of IAC common stock on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of IAC common stock, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

In the event of any of the following “Reorganization Events”:

•	any consolidation or merger of IAC, or any surviving entity or subsequent surviving entity of IAC, with or into another entity, other than a merger or consolidation in which IAC is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of IAC or another issuer;

•	any sale, transfer, lease or conveyance to another corporation of the property of IAC or any successor as an entirety or substantially as an entirety;

•	any statutory exchange of securities of IAC or any successor of IAC with another issuer, other than in connection with a merger or acquisition; or

•	any liquidation, dissolution or winding up of IAC or any successor of IAC,

each holder of the SEQUINS will have the right to receive a maturity payment per SEQUINS of (i) cash in an amount equal to the exchange ratio multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” below and (ii) the number of Marketable Securities received for each share of stock in the Reorganization Event multiplied by the exchange ratio.

The “Transaction Value” will be the sum of:

(1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to IAC common stock or IAC. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any SEQUINS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the SEQUINS will be determined by the calculation agent and will equal, for each SEQUINS, a number of shares of IAC common stock equal to the exchange ratio, calculated as though the maturity of the SEQUINS was the date of early repayment. See “— Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Global Markets Holdings, the beneficial owner of a SEQUINS will not be permitted to make a claim for unmatured interest and therefore, under Section 502(b)(2) of Title 11 of the United States Code the claim of the beneficial owner of a SEQUINS will be capped at the cash equivalent of the payment at maturity calculated as though the maturity date of the SEQUINS were the date of the commencement of the proceeding, plus an additional amount of interest accrued on the principal amount of the SEQUINS at     % per annum up to the date of the commencement of the proceeding.

In case of default in payment at maturity of the SEQUINS, the SEQUINS will bear interest, payable upon demand of the beneficial owners of the SEQUINS in accordance with the terms of the SEQUINS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

Book-Entry System

Upon issuance, all SEQUINS will be represented by one or more fully registered global securities (the “Global Securities”). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for SEQUINS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the SEQUINS through the accounts that each of these systems maintains as a participant in DTC.

A description of DTC’s procedures with respect to the Global Securities is set forth in the section “Book-Entry Procedures and Settlement” in the accompanying prospectus. DTC has confirmed to Citigroup Global Markets Holdings, Citigroup Global Markets Inc. and the trustee that it intends to follow such procedures.

Same-Day Settlement and Payment

Settlement for the SEQUINS will be made by Citigroup Global Markets Inc. in same-day funds. All call price payments and all interest payments will be paid by Citigroup Global Markets Holdings in same-day funds so long as the SEQUINS are maintained in book-entry form.

Calculation Agent

The calculation agent for the SEQUINS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the SEQUINS. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the SEQUINS, including with respect to certain determinations and judgments that the calculation agent must make in determining the amounts due to the holders of the SEQUINS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

IAC/INTERACTIVECORP

According to publicly available documents, IAC/InterActiveCorp is a multi-brand interactive commerce company acting as an intermediary between suppliers and consumers. IAC operates a diversified portfolio of specialized and global brands in the travel, home shopping, ticketing, personals, local services, financial services and real estate, and teleservices industries. IAC enables billions of dollars of consumer-direct transactions for products and services via the Internet, television and telephone. IAC/InterActiveCorp is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, IAC/InterActiveCorp files reports (including its Annual Report on Form 10-K for the Fiscal year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004), proxy statements and other information with the SEC. IAC/InterActiveCorp’s registration statements, reports, proxy statements and other information may be inspected and copied at offices of the SEC at the locations listed in the section “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus.

On December 21, 2004, IAC/InterActiveCorp announced that its Board of Directors has approved a plan to separate IAC into two publicly traded companies: Expedia, which will include its travel-related businesses, and IAC, which will include its ticketing and retailing businesses, financial services and real estate, local and media services, personals and teleservices. Please refer to the section “Description of the SEQUINS — Dilution Adjustments” on how the proposed plan will affect the maturity payment of the SEQUINS.

Citigroup Global Markets Holdings has not participated in the preparation of IAC/InterActiveCorp’s publicly available documents and has not made any due diligence investigation or inquiry of IAC/InterActiveCorp in connection with the offering of the SEQUINS. We make no representation that the publicly available information about IAC/InterActiveCorp is accurate or complete.

The SEQUINS represent obligations of Citigroup Global Markets Holdings only. IAC/InterActiveCorp is not involved in any way in this offering and has no obligation relating to the SEQUINS or to holders of the SEQUINS.

HISTORICAL DATA ON THE COMMON STOCK OF IAC/INTERACTIVECORP

The common stock of IAC/InterActiveCorp is quoted on the NASDAQ National Market, under the symbol “IACI.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for IAC common stock, as reported on the NASDAQ National Market, and adjusted to reflect stock splits, as well as the dividends paid per share of IAC common stock.

Quarter	High	Low	Dividends
2000
First	29.0625	19.1250	0.00000
Second	24.0000	16.8750	0.00000
Third	25.9375	20.0000	0.00000
Fourth	22.3750	16.1875	0.00000
2001
First	24.9375	17.6875	0.00000
Second	28.2000	20.1600	0.00000
Third	28.4400	16.4500	0.00000
Fourth	27.8400	17.4500	0.00000
2002
First	33.2200	25.4100	0.00000
Second	33.5300	19.5500	0.00000
Third	24.1100	16.2510	0.00000
Fourth	29.8000	15.3100	0.00000
2003
First	28.6300	20.7300	0.00000
Second	39.6000	25.0700	0.00000
Third	42.8800	33.0100	0.00000
Fourth	39.1600	28.3100	0.00000
2004
First	34.9300	27.4600	0.00000
Second	34.6200	28.4400	0.00000
Third	30.7200	20.6700	0.00000
Fourth	28.9100	19.1600	0.00000
2005
First (through March 4, 2005)	27.8700	21.9100	0.00000

The closing price of the common stock on March 4, 2005 was $22.25.

According to IAC’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, as of October 25, 2004, there were 692,639,744 shares of common stock outstanding. During the period reflected in the above table, IAC split its common stock 2 for 1 on February 24, 2000. The data appearing in the above table have been adjusted to reflect this stock split.

Holders of SEQUINS will not be entitled to any rights with respect to IAC common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of IAC common stock at maturity.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of U.S. federal income tax consequences material to the purchase, ownership and disposition of SEQUINS. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to the decision to purchase SEQUINS by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the SEQUINS (a “U.S. Holder”). This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that will hold SEQUINS as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, (iii) persons whose functional currency is not the U.S. dollar or (iv) persons that do not hold SEQUINS as capital assets.

This summary does not address tax consequences specific to the IAC common stock except where otherwise stated. Before acquiring SEQUINS, prospective investors should consult other publicly available sources of information concerning the tax treatment of the IAC common stock.

No statutory, judicial or administrative authority directly addresses the characterization of the SEQUINS or instruments similar to the SEQUINS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SEQUINS are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the SEQUINS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SEQUINS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SEQUINS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing a SEQUINS, each holder agrees with Citigroup Global Markets Holdings that Citigroup Global Markets Holdings and such holder intend to treat a SEQUINS for U.S. federal income tax purposes as a forward purchase contract to purchase IAC common stock at maturity (including as a result of acceleration or otherwise), under the terms of which contract (a) at the time of issuance of the SEQUINS the holder deposits irrevocably with Citigroup Global Markets Holdings a fixed amount of cash equal to the purchase price of the SEQUINS to assure the fulfillment of the holder’s purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied at maturity to satisfy such obligation, (b) until maturity Citigroup Global Markets Holdings will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the SEQUINS as compensation to the holder for Citigroup Global Markets Holdings’ use of such cash deposit during the term of the SEQUINS and (c) at maturity such cash deposit unconditionally and irrevocably will be applied by Citigroup Global Markets Holdings in full satisfaction of the holder’s obligation under the forward purchase contract and Citigroup Global Markets Holdings will deliver to the holder the number of shares of IAC common stock that the holder is entitled to receive at that time pursuant to the terms of the SEQUINS (subject to Citigroup Global Markets Holdings’ right to deliver cash if it exercises its right to call the SEQUINS prior to maturity). (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Global Markets Holdings during the term of the SEQUINS, but instead will be commingled with Citigroup Global Markets Holdings’ other assets and applied in a manner consistent with the “Use of Proceeds” in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Citigroup Global Markets Holdings in respect of the original issue of a SEQUINS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such SEQUINS, and (ii) amounts denominated as interest that are payable with respect to the SEQUINS will be characterized as interest payable on the amount of such deposit, includible annually in the income of a U.S. Holder as interest income in accordance with such holder’s method of accounting.

Under the above characterization of the SEQUINS, if Citigroup Global Markets Holdings delivers IAC common stock at maturity, a U.S. Holder will recognize no gain or loss on the purchase of the IAC common stock by application of the monies received by Citigroup Global Markets Holdings in respect of the SEQUINS. A U.S. Holder will have a tax basis in such stock equal to the U.S. Holder’s tax basis in the SEQUINS (less the portion of the tax basis of the SEQUINS allocable to any fractional share, as described in the next paragraph). A U.S. Holder’s tax basis in the SEQUINS generally will equal such Holder’s cost for that SEQUINS.

A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the SEQUINS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the holder). If, as a result of one or more dilution adjustments, at maturity Citigroup Global Markets Holdings delivers any combination of cash and Marketable Securities, pursuant to the U.S. Holder’s purchase obligation under the SEQUINS, although not free from doubt, the U.S. Holder should allocate its cash deposit pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder’s basis in any Marketable Securities received would equal the pro rata portion of its deposit allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the amount allocated thereto.

Upon the exercise by Citigroup Global Markets Holdings of its right to call the SEQUINS prior to maturity or the sale or other taxable disposition of a SEQUINS by a U.S. Holder, the Holder generally will recognize short-term capital gain or loss equal to the difference between the amount realized as a result of the call, sale or other taxable disposition (less any accrued but unpaid interest, which will be taxable as such) and the U.S. Holder’s tax basis in the SEQUINS. Such gain or loss will be long-term capital gain or loss, however, if the U.S. Holder has held the SEQUINS for more than one year at the time of disposition.

It is possible that the IRS could seek to characterize the SEQUINS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the SEQUINS, it is possible, for example, that a SEQUINS could be treated as a contingent payment debt instrument, or as including a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the SEQUINS could differ substantially.

Some or all of the net long-term capital gain arising from certain “constructive ownership” transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of most corporations, including the SEQUINS transaction. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of “constructive ownership” transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey “substantially all” of the economic return on an underlying asset from the scope of “constructive ownership” transactions. This category may include the SEQUINS transaction. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

Non-United States Persons

A “Non-U.S. Holder” is a holder of the SEQUINS that is a non-resident alien individual or a foreign corporation.

In the case of a Non-U.S. Holder of the SEQUINS, payments made with respect to the SEQUINS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the SEQUINS by a Non-U.S. Holder generally will not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

A Non-U.S. Holder that is subject to U.S. federal income taxation on a net income basis with respect to its investment in the SEQUINS should see the discussion relating to U.S. Holders of the SEQUINS, above.

Backup Withholding and Information Reporting

A holder of the SEQUINS, including a Non-U.S. Holder, may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

UNDERWRITING

The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated December 1, 1997, govern the sale and purchase of the SEQUINS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Global Markets Holdings, and Citigroup Global Markets Holdings has agreed to sell to Citigroup Global Markets Inc., $            principal amount of SEQUINS (    SEQUINS).

The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the SEQUINS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the SEQUINS if it purchases any of the SEQUINS.

Citigroup Global Markets Inc. proposes to offer some of the SEQUINS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the SEQUINS to dealers at the public offering price less a concession not to exceed $              per SEQUINS. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession not to exceed $              per SEQUINS on sales to certain other dealers. Sales may also be made through Citicorp Investment Services, a broker-dealer affiliated with Citigroup Global Markets Inc., acting as agent. Citicorp Investment Services will receive as remuneration a portion of the underwriting discount set forth on the cover of this prospectus supplement equal to $         per SEQUINS for the SEQUINS it sells. If all of the SEQUINS are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

Citigroup Global Markets Holdings has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the SEQUINS, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Global Markets Holdings, in each case that are substantially similar to the SEQUINS or any security convertible into or exchangeable for the SEQUINS or substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

Prior to this offering, there has been no public market for the SEQUINS. Consequently, the initial public offering price for the SEQUINS was determined by negotiations among Citigroup Global Markets Holdings and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the SEQUINS will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the SEQUINS will develop and continue after this offering.

Citigroup Global Markets Holdings will apply to list the SEQUINS on the American Stock Exchange under the symbol “QIA.”

In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell SEQUINS and IAC common stock in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of SEQUINS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of SEQUINS or IAC common stock made for the purpose of preventing a decline in the market price of the SEQUINS or IAC common stock while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the SEQUINS. They may also cause the price of the SEQUINS to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

In order to hedge its obligations under the SEQUINS, Citigroup Global Markets Holdings expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the sections “Risk Factors Relating to the SEQUINS—The Market Value of the SEQUINS May Be Affected by Purchases and Sales of IAC Common Stock or Derivative Instruments Related to IAC Common Stock by Affiliates of Citigroup Global Markets Holdings” and “—Citigroup Global Markets Holdings’ Hedging Activity Could Result in a Conflict of Interest” in this prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

We estimate that our total expenses for this offering will be $            .

Citigroup Global Markets Inc. is a subsidiary of Citigroup Global Markets Holdings. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Global Markets Holdings’ broker-dealer subsidiaries or affiliates in connection with offers and sales of the SEQUINS (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in these transactions. None of these subsidiaries or affiliates is obligated to make a market in the SEQUINS and any may discontinue any market making at any time without notice, at its sole discretion.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

ERISA MATTERS

Each purchaser of the SEQUINS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the SEQUINS through and including the date of disposition of such SEQUINS that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, “ERISA-Type Plans”); and (b) if it is a plan described in Section 4975(e) (1) of the Internal Revenue Code of 1986, as amended (the “Code”), that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan’s decision to purchase, hold or dispose of the SEQUINS.

LEGAL MATTERS

The validity of the SEQUINS and certain matters relating thereto will be passed upon for Citigroup Global Markets Holdings by Edward F. Greene, Esq. Mr. Greene, General Counsel of Citigroup Global Markets Holdings, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has also acted as special tax counsel to Citigroup Global Markets Holdings in connection with the SEQUINS. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup Global Markets Holdings and certain of its affiliates and may do so in the future.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Citigroup Global Markets Holdings Inc.

% Select EQUity Indexed NoteS

(SEQUINSSM)

Based Upon

the Common Stock of

IAC/InterActiveCorp

Due             , 2006

($10 Principal Amount per

SEQUINS)

_________

Prospectus Supplement

            , 2005

(Including Prospectus dated

November 1, 2004)

_________

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